AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 31, 2007, by and between Boo Koo Beverages, Inc., a Texas corporation (the "Company"), and Stephen C. Ruffini ("Executive").

WHEREAS, the Company and Executive are parties to that certain Employment Agreement (the "Original Employment Agreement") made and entered into effective as of August 14, 2006 (the "Commencement Date"); and

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement in its entirety on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

I.
EMPLOYMENT

1.1 Position and Duties. The Company hereby engages and employs Executive subject to the terms and conditions set forth in this Agreement. The Executive will serve as Chief Financial Officer of the Company and will have such duties, responsibilities and authority (i) as are customarily associated with that office, including, without limitation, the direction and arrangement of the executive and operational affairs of the Company and (ii) such additional duties as may, from time to time, be assigned to, requested of or vested in the Executive by the Board. The Company contemplates that such additional duties will include, but not be limited to, the delivery (for approval by the Board) of (i) an annual budget and (ii) a rolling three-year operating plan in both cases no later than sixty (60) days prior to the beginning of each fiscal year. The Company's Board of Directors (the "Board") may provide such additional designations of title to Executive as the Board, in its discretion, may deem appropriate. Executive shall report directly to the Chief Executive Officer of the Company, unless directed otherwise by the Board. During the term of his employment hereunder, the Executive will perform his duties and responsibilities faithfully, loyally and to the best of his ability, and use his reasonable best efforts to promote the interests of the Company and will devote substantially all his working time and efforts to the business and affairs of the Company. Executive will comply with all rules, policies and procedures of the Company as modified from time to time, including without limitation, rules and procedures set forth in the employer's handbook, supervisor's manuals and operating manuals. Executive will perform all of Executive's responsibilities in material compliance with all applicable laws and will use his best efforts to cause the operations that Executive manages to be in material compliance with all applicable laws.

1.2 Permitted Activities. Notwithstanding anything herein to the contrary, Executive shall not be precluded from managing his personal investments and affairs, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under this Agreement. The Executive may serve on Boards of Directors and/or similar management bodies of other organizations, both for-profit and non-profit, provided that

such positions do not violate the terms of Article V or otherwise materially interfere with the proper performance of his duties and responsibilities under this Agreement.

II.
COMPENSATION AND BENEFITS

2.1 Base Salary. For all services to be rendered by Executive under this Agreement, the Company agrees to pay Executive an annual base salary ("Base Salary") of two hundred thousand dollars ($200,000.00) less deductions required by law, payable in accordance with the normal payroll practices of the Company. Executive's base salary shall be subject to an annual performance review and may be increased (but not decreased) based on that review at the sole discretion of the Board.

2.2 Stock Options. The Company shall grant Executive an option to purchase 60,000 shares ("Option Shares") of the Company's Common Stock pursuant and subject to the terms of the Boo Koo Beverages, Inc. 2006 Stock Incentive Plan (the "Plan") and a Stock Option Agreement to be delivered to Executive by the Company. As more fully set forth in the Stock Option Agreement, twenty percent (20%) of these Option Shares vested at the Commencement Date and the remaining Option Shares shall vest in equal annual installments during the four years thereafter, subject to Executive's continued employment with the Company. In addition, in the event of a (i) Change of Control or (ii) termination of Executive's employment by the Company without Cause or upon Executive's voluntary resignation for Good Reason, any unvested Option Shares shall accelerate and be exercisable immediately. In the event of termination of employment for any other reason, Executive shall not be entitled to exercise any Option Shares that are unvested as of the date of termination; and such shares shall otherwise be governed by the SOP. For purposes of this section, a Change of Control shall mean a change in ownership or control of the Company effected through any of the following transactions:

(i) a merger, consolidation or other reorganization *unless* securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction;

(ii) a sale, transfer or other disposition of all or substantially all of the Company's assets, whether pursuant to a single transaction or a series of related transactions (which assets shall include for these purposes a majority of the outstanding voting interests of such of the Company's subsidiaries the assets of which constitute all or substantially all the assets of the Company and its subsidiaries taken as a whole); or

(iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13-d3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities from a person or persons other than the Company, whether in a single transaction or pursuant to a series of related transactions.

The exercise price for these Option Shares will be equal to $6.63 per share.

2.3 Performance Bonuses.

(a) Annual Performance Bonus. Executive will have the opportunity to earn annual bonus(es) in each Employment Year (defined herein to be each full calendar year this Agreement is in effect) that collectively could potentially total 50% of Base Salary tied to specific financial objectives (EBITDA and Sales), growth objectives and organizational milestones to be determined by the Company's Chief Executive Officer and approved by the Board.

(b) Bonuses Subject to Continued Employment. Subject to the other provisions of this Agreement relating to payment of bonuses on termination, nothing in this Section 2.3 shall affect the Executive's status as an at-will employee, or affect the ability of the Company or Executive to terminate this Agreement at any time for any reason or no reason.

2.4 Other Benefits. The Executive shall participate in all plans of life, accident, disability and health insurance that generally are made available to senior executives of the Company, effective the first day of next month following Executive's initial thirty (30) days of employment. The Executive shall receive a minimum of four (4) weeks paid vacation per year during the first year and during all subsequent years of Executive's employment, which may be increased by the Board, provided that Executive's accrued vacation shall be subject to a maximum cap of eight (8) weeks, so that no additional vacation will be accrued once that cap is reached. Vacation accrual from year to year shall be governed by applicable Company policy as promulgated and/or amended from time to time.

2.5 Expense Reimbursement. The Company shall promptly reimburse Executive for all actual and reasonable business expenses incurred by Executive in promoting the business of the Company, including expenditures for entertainment, travel, or other expenses, provided that (a) such expenditures are of a nature qualifying them as legitimate business deductions and (b) Executive furnishes to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the amount and reasonableness of such expenditures.

2.6 Additional Equity Incentive Compensation. Executive shall be eligible to participate in additional equity incentive compensation arrangements pursuant to the Plan as may be determined and approved from time to time by the Board in its sole discretion.

III.
TERMINATION AND SEVERANCE PAY

3.1 At Will. Notwithstanding any other provision of this Agreement, Executive and the Company acknowledge and agree that Executive's employment with the Company is expressly "at-will" both during and after the term of this Agreement. This means that either party may terminate Executive's employment at any time, with or without reason or cause, except as otherwise proscribed by law. This Agreement may also be terminated as otherwise provided in this Article III. Any termination of Executive's employment is, however, subject to the terms and provisions of this Agreement as to severance pay and other obligations.

3.2 Upon Death or Disability. This Agreement shall terminate upon the Executive's death or Disability. For purposes of this Agreement, "***Disability***" shall mean, subject to the Americans with Disabilities Act and other applicable law, physical or mental disability of the Executive resulting in the Executive's inability to perform substantially all of the essential functions of his duties and responsibilities with the Company , where (i) such inability to perform has been determined to exist by the disability insurance carrier for the Company, or (ii) the Company has determined, based on competent professional advice, that such inability to perform exists, and has continued or is reasonably expected to continue, for a period of 60 consecutive calendar days, or 90 non-consecutive calendar days within a calendar year. During any period that the Executive fails to perform the essential functions of his duties and responsibilities hereunder as a result of an incapacity due to mental or physical disability which is expected to be of more than a thirty (30) day period and until his termination of employment ("Disability Period"), the Executive shall continue to receive his Base Salary at the rate then in effect and his annual bonus and other benefits to which he is otherwise entitled for such period until his employment is terminated pursuant to this Article III, provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment. If the Agreement terminates as a result of Executive's death or Disability, the Company shall pay to Executive or his estate all accrued and unpaid Base Salary earned and benefits vested up to the date of termination. In addition, upon termination due to death or Disability, the Company shall pay Executive or his estate any annual bonus referred to in Section 2.3(a) that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which Executive was actively employed and performing services for Company, and payable at the same time as the bonus would have otherwise been due had the Executive's employment not been terminated.

3.3 Termination for Cause or Voluntary Termination. If the Company terminates the Executive at any time for Cause or if the Executive voluntarily terminates his employment at any time other than for Good Reason, the Company's obligation to the Executive shall be limited solely to the payment of accrued and unpaid Base Salary earned up to the date of termination and benefits vested up to the date of termination, as regularly due. No annual bonus referred to in Section 2.3(a) shall be payable to Executive for the year of termination, where the termination is for Cause or the Executive voluntarily terminates his employment prior to year end. As used in this Agreement, the term "***Cause***" shall mean any of the following: (i) willful failure to perform substantially his reasonable and material duties which is continuing for at least thirty (30) days after a written demand for performance has been delivered by the Company which specifically identifies the manner in which the Company believes the Executive has not substantially performed said duties; or the Executive's material violation of any covenant of his in this Agreement, provided that the Company has given the Executive written notice of such violation and he has not cured the same within thirty (30) days after the giving of notice thereof; (ii) breach of fiduciary duty; or commission of embezzlement or fraud on the Company; or misappropriation of any of the Company's funds or assets; or conviction of a felony or crime of moral turpitude by any criminal tribunal; (iii) Executive's conviction of, or plead of nolo contendere or guilty to any felony, or of a misdemeanor involving moral turpitude or fraud; (iv) performing an illegal act of race, sex, national origin, religion, disability, age-based or other illegal discrimination or harassment in connection with the performance of his duties for the

Company; or (v) a breach of any provision of this Agreement, which has not been corrected by the Executive within thirty (30) days after the Executive's receipt of written notice from the Company of such breach. As used in this Agreement, the term "***Good Reason***" shall mean the voluntary termination of employment by Executive with the Company within sixty (60) days after the occurrence of any of the following events, without Executive's express written consent: (i) the reduction of Executive's Base Salary; (ii) the material reduction of the title or day-to-day duties and responsibilities of Executive; (iii) failure of the Company to provide a bonus opportunity in accordance with Section 2.3, (iv) a Change of Control (iv) relocation of the Executive's principal place for the performance of his duties from the Dallas, Texas metropolitan area or (vi) any material breach by the Company of the terms of this Agreement which has not been corrected by the Company within thirty (30) days after the Company's receipt of written notice from the Executive of such breach.

3.4 Termination Without Cause or for Good Reason. If the Company terminates the Executive at any time without Cause or Executive terminates his employment for Good Reason, the Company shall be obligated to (i) pay the Executive any accrued and unpaid Base Salary and benefits vested up to the date of termination, (ii) pay Executive "Severance Pay" in monthly payments in the amount of Executive's monthly Base Salary as in effect on the date of termination, payable in accordance with customary payroll practices, for eighteen (18) months following such termination and, (iii) pay Executive any annual bonus referred to in Section 2.3(a) and Section 2.3(b) above that would otherwise be due for the fiscal year of termination, prorated to the number of days in the fiscal year for which Executive was employed, and payable at the same time as the bonus would have otherwise been due had the Executive's employment not been terminated.

3.5 No Other Payments or Benefits. Except as expressly set forth in Articles II and III, Executive shall not be entitled to any payments or other benefits from the Company in connection with, as a result of, or after termination of Executive's employment with the Company for any reason.

IV.
TERM

4.1 Term. The term of Executive's employment under this Agreement commenced on the Commencement Date and shall continue until terminated by Executive or the Company.

V.
NONDISCLOSURE OF INFORMATION AND NON-SOLICITATION OF EMPLOYEES

5.1 Non Competition. During the term of this Agreement and for a period of two (2) years thereafter, Executive shall not, without the Company's prior written consent, directly or indirectly, whether or not for compensation, engage in, or have any interest in, any person, firm, corporation or business (whether as an employee, security holder, proprietor, officer, director, agent, trustee, consultant, advisor, partner, creditor or otherwise), which competes with, engages in or operates in the "Business" (as defined below) in any state or jurisdiction inside of the

United States; in substantially the same or similar capacity as that of Executive's employment with the Company, including any capacity in which the Confidential Information and Trade Secrets would be of potential competitive value; provided, however, that, Executive may own shares of companies whose securities are publicly traded, so long as the securities so owned do not constitute more than one percent (1%) of the outstanding securities of such company. The Company and Executive believe that the United States is a reasonable geographic scope, because it is the Company's intention to further expand its operations throughout the United States and Executive is being hired in part to accomplish that goal.

5.2 Nondisclosure.

(a) Confidential Information means data, information and business practices relating to the business of the Company which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment relationship to the Company and which has value to the Company and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means. The provisions in this Agreement restricting the use of Confidential Information shall survive for a period of four (4) years following termination of this Agreement.

(b) Trade Secrets means information including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, business processes, financial data, financial plans, product plans which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c) Access. Regardless of the term of employment, and in consideration of Executive's promises in Section 5.2(d), the Company promises to immediately provide Executive with access to Confidential Information including, but not limited to, the following described new Confidential Information: distribution agreements, co-packing agreements, vendor agreements, beverage formulas, pricing strategy, billback strategies, promotional and marketing strategies and sponsorship agreements. The Parties stipulate and agree that Executive has never before seen or had access to the Confidential Information described in this subsection.

(d) Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned to him by the Company, the Executive will hold such Confidential Information and Trade Secrets in strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing any Confidential Information and Trade Secrets disclosed to or developed by

the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

5.3 Return of Information. Upon termination of Executive's employment, Executive will deliver to the Company all customer lists, proposals, reports, memoranda, computer software and programming, budgets and other financial information, and other materials or records or writings of any type (including any copies thereof and regardless of the medium in which the information exists) made, used or obtained by Executive in connection with his employment by the Company.

5.4 Non-Solicitation. Executive agrees that, so long as he is employed by the Company and for a period of one (1) year thereafter, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any Company employee to discontinue his or her employment with the Company, (b) usurp any opportunity of the Company that Executive became aware of during his tenure at the Company or which is made available to him on the basis of the belief that Executive is still employed by the Company, or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company to restrict or cancel the business of any such account, customer or client with the Company.

5.5 Business. For purposes of this Article V, the "Business" shall mean making, distributing and selling energy drinks, vitamin water and activities reasonably related thereto.

5.6 Enforcement.

(a) The parties hereto agree and acknowledge that the covenants and agreements contained herein are reasonably necessary in duration and to protect the reasonable competitive business interests of the Company, including, without limitation, the value of the proprietary information and goodwill of the Company.

(b) Executive agrees that the covenants and undertakings contained in Section 5 of this Agreement relate to matters which are of a special, unique and extraordinary character and that the Company cannot be reasonably or adequately compensated in damages in an action at law in the event Executive breaches any of these covenants or undertakings. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction, restraining any violation or threatened violation of any of such terms by Executive as the court shall order. Executive agrees to pay reasonable costs and legal fees incurred by the Company in obtaining such injunction.

(c) Rights and remedies provided for in this Section 5.6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties under any other agreement or applicable law.

(d) In the event that any provision of this Agreement shall to any extent be held invalid, unreasonable or unenforceable in any circumstances, the parties hereto agree that the remainder of this Agreement and the application of such provision of this Agreement to other circumstances shall be valid and enforceable to the fullest extent permitted by law. If any

provision of this Agreement, or any part thereof, is held to be unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitrator making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law, and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants contained in this Agreement, then that unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitrator determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every state, city, county, parish or similar political subdivision in the United States.

VI.
MISCELLANEOUS

6.1 Successors; Binding Agreement. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

6.2 No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

6.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws and decisions of the State of Texas.

6.4 Entire Agreement; Modifications. This Agreement represents the entire agreement between the parties with respect to the matters set forth herein and supersedes all prior agreements and understandings between the parties relating to the employment of Executive by the Company, and it may not be changed or terminated orally. No modification, termination, or attempted waiver of any other provisions of this Agreement shall be valid unless in writing signed by the party against whom the same is sought to be enforced. The parties agree that no other representations have been made to them, other than those contained in this Agreement.

6.5 Jurisdiction; Venue. The parties do hereby agree and submit to personal jurisdiction in the State of Texas for the purposes of any proceedings brought to enforce or construe the terms of this Agreement or to resolve any dispute or controversy relating to Executive's employment with or termination from the Company, or arising under, as a result of, or in connection with this Agreement, and do hereby agree and stipulate that any such proceedings shall be exclusively venued and held in Dallas County, Texas.

6.6 Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.8 Indemnification. The Executive shall be entitled to the full benefit of any and all indemnification provisions contained in the Company's Certificate of Incorporation as amended from time to time, and/or Bylaws, and the Company shall provide indemnification to Executive to the same extent as it indemnifies any other officer or director of the Company. Irrespective of the provisions in the Company's Certificate of Incorporation as amended from time to time, or Bylaws, the Company shall indemnify Executive to the fullest extent provided under the Texas Business Corporation Act, including but not limited to advancement of expenses to the fullest extent provided by such statute.

6.9 Dispute Resolution. Except as provided below, in the event of any dispute, claim or disagreement arising out of or in connection with this Agreement, including, without limitation, the negotiation, execution, interpretation, performance or non-performance of this Agreement, the parties shall first submit the dispute, claim or disagreement to non-binding mediation administered by JAMS in accordance with its then applicable Employment Mediation Rules. The exclusive venue of mediation shall be Dallas, Texas. If the dispute, claim or disagreement is not resolved within 45 days after the initial request for mediation by any party to this Agreement, or if the mediation is otherwise terminated, then either party may submit the dispute, claim or disagreement to binding arbitration administered by JAMS in accordance with the provisions of its then applicable Employment Arbitration Rules (the "***Rules***") and, except as otherwise provided in this Agreement, such arbitration shall be the sole means of dispute resolution. The exclusive venue of arbitration shall be Dallas, Texas. Any mediator or arbitrator selected under this Section 6.9 shall be a practicing attorney experienced in employment agreements and acquisitions and shall not have been employed or engaged by or affiliated with either of the parties or their respective affiliates. Except as provided by the Rules, each party shall initially bear its own costs and expenses in connection with any mediation or arbitration hereunder, including, without limitation, its attorneys' fees, and an equal share of the mediator's or arbitrator's hourly and administrative fees for mediation or arbitration. The decision of the arbitrators shall be in writing and shall state the reasons therefore. Judgment upon an arbitration award may be entered in any court of competent jurisdiction and shall be final, binding and non-appealable. Notwithstanding anything in this Section 6.9 to the contrary, each party shall be entitled to seek injunctive or other equitable relief in any court of competent jurisdiction without first submitting the matter to mediation or arbitration in accordance with the provisions of this

Section 6.9, even if a similar or related matter has already been referred to meditation or arbitration in accordance with the terms of this Section 6.9. Venue for any action permitted to be brought in court under this Section 6.9 shall be exclusively be in the appropriate state and federal courts located in Dallas County, Texas.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

The "COMPANY":

BOO KOO BEVERAGES, INC.
a Texas corporation

By: ______________________
Its: ______________________

"EXECUTIVE":

____
Name: Stephen C. Ruffini